UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 15, 2014

Intrawest Resorts Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36286	46-3681098
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1621 18th Street, Suite 300, Denver, Colorado 80202

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (303) 749-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Intrawest Resorts Holdings, Inc. (“Intrawest”) announced that Juan Perez, Intrawest’s principal accounting officer, Senior Vice President and Corporate Controller, tendered his resignation effective May 15, 2014.

Intrawest has appointed Carl Long to the position of Senior Vice President and Chief Accounting Officer, effective May 27, 2014. Mr. Long will serve as the Company’s principal accounting officer.

In connection with his appointment, Intrawest’s Board of Directors authorized the grant to Mr. Long of 25,000 restricted stock units under Intrawest’s 2014 Omnibus Incentive Plan. These restricted stock units will be granted to Mr. Long on June 30, 2014 and vest in equal one-third increments over a three-year period beginning on the first anniversary of the date of grant, provided that he remains employed by the Company through each applicable vesting date.

Mr. Long, age 47, joins Intrawest from HealthGrades, Inc., a web-based provider of healthcare services, where he was Senior Vice President and Controller since 2012. From 2010 to 2012, Mr. Long was the Chief Accounting Officer at DigitalGlobe, Inc., a provider of satellite imagery products and services. From 2007 to 2010, Mr. Long was Vice President of Finance and Corporate Controller at The Trizetto Group, Inc., a provider of software and consulting services for the healthcare industry. Prior to joining The Trizetto Group, Mr. Long had over 10 years of experience in various accounting and financial reporting roles. Mr. Long holds an M.B.A. degree from Katz Graduate School of Business, a B.S. degree from the United States Air Force Academy and is a Certified Public Accountant.

There are no family relationships between Mr. Long and any director or executive officer of Intrawest, and he is not involved in any related party transactions that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intrawest Resorts Holdings, Inc.

	By:	/s/ Joshua B. Goldstein
Joshua B. Goldstein
Chief General Counsel, Executive Vice President and Corporate Secretary

Date: May 20, 2014